UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2006

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation, a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 Entry Into a Material Definitive Agreement

On February 22, 2006, Guangdong HuaGuang Digimedia Cultural Development Limited, a limited liability company organized and existing under the laws of the Peoples’ Republic of China (“Guangdong HuaGuang”), entered into two separate joint venture agreements with Guizhou Television Station, a limited liability company organized under the laws of the Peoples’ Republic of China (“Guizhou Television”), which owns a provincial television station in the Peoples’ Republic of China. Pursuant to the first joint venture agreement (the “Program Management Joint Venture”), a so-called “Media Joint Venture Company” has agreed to provide programming services to the provincial television channel owned by Guizhou Television, including program sourcing, schedule planning and production of television programming and major events. Pursuant to the second joint venture agreement (the “Advertising Agency Joint Venture”), a so-called “Advertising Joint Venture Company” has agreed to act as an exclusive advertising wholesaler for the same provincial television channel owned by Guizhou Television to sell its advertising time slots to advertising customers.

Guizhou Television owns a 51% equity interest in the Program Management Joint Venture and the Registrant owns the remaining 49% equity interest. Guizhou Television has the right to appoint three members to the Board of Directors of the Media Joint Venture Company, and Guangdong HuaGuang has the right to appoint two members. In addition, the Registrant owns a 51% equity interest in the Advertising Agency Joint Venture and Guizhou Television owns a 49% equity interest. Guangdong HuaGuang has the right to appoint three members to the Board of Directors of the Advertising Joint Venture Company and Guizhou Television has the right to appoint two members. The joint ventures have a twenty-year life. The Registrant has committed to invest a total amount of capital equal to approximately $2.5 million into the two joint ventures over a two year period of time, in addition to providing business and marketing expertise for the two joint ventures. The formation of the Program Management Joint Venture and the Advertising Agency Joint Venture are subject to the prior approval of the government of the PRC. Nonetheless, the Registrant expects to consummate the transactions in the second quarter of 2006.

As previously reported, the Registrant has authorized Guangdong HuaGuang and Mr. Lu Chen, an executive of Guangdong HuaGuang, to hold all of the registered capital of the Media Joint Venture Company and the Advertising Joint Venture Company, as its agent. Guangdong HuaGuang was formerly known as Guangdong Pukonyi Culture Development Limited, a limited liability company organized under the laws of the Peoples’ Republic of China, which entered into a Strategic Alliance Agreement with the Registrant, dated June 15, 2005. That Strategic Alliance Agreement was reported on a Current Report on Form 8-K, filed with the Commission on June 20, 2005, pursuant to which the Registrant acquired effective control but not have direct ownership of Guangdong HuaGuang pursuant to the terms of the Strategic Alliance Agreement. Such terms included, among other things, a services contract with Guangdong HuaGuang, which gave the Registrant the power to elect a majority of the Board of Directors of Guangdong HuaGuang, in addition to a 90% gross profits interest and ten year option to purchase its outstanding shares of capital stock. In the event that the laws governing ownership of television and related businesses in China, such as the Media Joint Venture Company and the Advertising Joint Venture Company, change in the future, Guangdong HuaGuang has agreed to transfer the equity interest in these two joint venture companies immediately to the Registrant or one of its subsidiaries.

The arrangement described above with the joint venture companies is a temporary arrangement implemented to enable the Registrant to exert indirect control over the business of the Media Joint Venture Company and the Advertising Joint Venture Company, and, at the same time to comply with the Chinese foreign investment laws, and has been reviewed by the Registrant’s Chinese counsel for compliance with all applicable Chinese laws and policies.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

By /s/ Daniel Ng
Chief Executive Officer

Dated: February 28, 2006

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